Exhibit 99.1

nextdoor

investors.nextdoor.com

Shareholder Letter Q2 2022

Rachel Ross
Sunkissed Flower Farms
Kent Island, Maryland, U.S.

the nextdoor 100

In Q2, Nextdoor announced the winners of the Nextdoor 100, a celebration of neighbors and businesses making a difference in their communities. Winners were chosen from tens of thousands of nominations across the U.S. [Read some of the amazing stories of our winners]

Neighbor
Donovan Browder
Mansfield, TX, US

Public Agency
Crescent City Fire Protection District
Crescent City, CA, US

Neighbor
Ana Melton
Holly Lake Ranch, TX, US

Small Business
Tim & Jennifer Willis
Marietta, GA, US

Neighbor
THE OLDEST STUDENT
Khloe Joiner
Missouri City, TX, US

Neighbor
Wednesday Hugus
Orlando, FL, US

Neighbor
Bethany Fieldhouse-Elliott
Shingle Springs, CA, US

Neighbor
Barbara Smith
Atlanta, GA, US

Neighbor
Anna Behnam
Washington, DC, US

Small Business
Shannon Richute
Gansevoort, NY US

Neighbor
Vincent Yuen
San Francisco, CA, US

Public Agency
Jorge Grajeda
Montclair, CA, US

Neighbor
Amber Hart
Porterdale, GA, US

Neighbor
Mitch Cone
Burlingame, CA, US

Small Business
Angela Ruiz
Lahaina, HI, US

Neighbor
Darlene Kilpatrick
Livermore, CO, US

Small Business
Bob Mueler
Brookfield, WI, US

Neighbor
Yuri WIlliams
Long Beach, CA, US

Small Business
Derek Dollar
Alpharetta, GA, US

Neighbor
Maurice Brown
Pittsburgh, PA, US

Neighbor
Marian Andeweg
Alpharetta, GA, US

Public Agency
Davidson Public Library Staff
Davidson NC, US

Neighbor
Fran Brown
Fort Washington, MD, US

Neighbor
Kasandra Hegwood
Indian Trail, NC, US

Business Highlights

Q2 revenue grew 19% year-over-year to $55M. Even in an increasingly uncertain macroeconomic backdrop, we continued to see increases in neighbor engagement and advertiser demand across a range of campaign objectives.
Q2 Weekly Active Users (WAU) grew 26% year-over-year to 36.9 million, reflecting ongoing momentum internationally. This was complemented by continued increases in session frequency among U.S. WAU.	Q2 ARPU of $1.48 declined 6% year-over-year driven by stronger WAU growth relative to delivered impression growth. Q2 ARPU increased 6% quarter-over-quarter.

Revenue

$46M
$53M
$59M
$51M
$55M
66% YoY Growth
66%
48%
48%
19%
Q2 2021
Q3
Q4
Q1 2022
Q2

WAU

29.2M
32.8M
35.9M
36.7M
36.9M
5% YoY Growth
20%
32%
33%
26%
Q2 2021
Q3
Q4
Q1 2022
Q2

ARPU (WAU)[1]

$1.57
$1.61
$1.65
$1.39
$1.48
59% YoY Growth
38%
12%
12%
(6%)
Q2 2021
Q3
Q4
Q1 2022
Q2

Net Loss[2]

(47%) Margin
(37%)
(49%)
(65%)
(68%)
($21M)
($19M)
($29M)
($33M)
($37M)
Q2 2021
Q3
Q4
Q1 2022
Q2

Adjusted EBITDA[3]

(25%) Margin
(15%)
(13%)
(39%)
(37%)
($11M)
($8M)
($8M)
($20M)
($20M)
Q2 2021
Q3
Q4
Q1 2022
Q2

_____________________
1 ARPU is defined as average revenue per WAU.
2 Net loss margin is calculated as net loss divided by revenue.
3 Adjusted EBITDA margin is calculated as adjusted EBITDA divided by revenue. A reconciliation of non-GAAP metrics used in this letter to their most comparable GAAP measures is provided at the end of the letter.

To Our Shareholders
In Q2, the global economy experienced increasingly complex macroeconomic conditions that affected our customers and markets alike. The continuing war in Ukraine, supply chain bottlenecks, rising interest rates, record levels of inflation, and increased risk of a recession have led to heightened levels of caution across industries as neighbors and businesses plan for an uncertain future.

While our long-term strategy and priorities remain the same — to focus on initiatives that grow our base of neighbors and organizations, increase engagement on the platform, and drive sustained revenue growth— we recognize the need to adapt to the world around us. In the first half of 2022, we appropriately scaled our headcount for the year in order to maximize the impact on both product and go-to-market initiatives for 2022 and beyond. Now, as we enter the second half of 2022, we are sharpening our focus on our highest impact WAU and revenue growth initiatives and limiting hiring to only our most critical roles.
In times of need, neighbors continue to turn to Nextdoor for trusted information, local perspectives, and connections based on proximity. We have said this before, and it bears repeating: the power of local is unparalleled. We saw this in 2020 as neighbors helped keep each other safe during the start of the COVID-19 pandemic. We saw this in 2021 as neighbors gathered with their communities and supported their local businesses when the world started to reopen. We see this again now. Neighbors are using the platform to find jobs and side hustles. They are using our classifieds surface, For Sale & Free, with an increasing frequency, to find cheaper alternatives to buying new and helping others in need — in fact, in Q2 2022, over 25% of all items in For Sale & Free were marked as free4. They are finding ways to help those less fortunate by raising money and other donations. This neighbor behavior continues to affirm our value proposition and bolsters the foundation upon which we will continue to build, globally, the neighborhood network.

______________________________
4 Data represents the average in Q2 2022.

In Q2, we continued to bring advertisers to Nextdoor, made progress on our ad tech stack development, and rolled out additional Active Valued Community products and features to drive engagement5. Revenue grew 19% year-over-year, driven by demand from advertisers across campaign objectives, with particular strength from new and existing mid-market advertisers. This was somewhat offset by macroeconomic-induced softness in certain verticals as well as some moderation of revenue from small and mid-sized (SMB) customers.

Q2 WAU grew 26% year-over-year and 1% quarter-over-quarter. While year-over-year metrics are the most comparable way to measure WAU growth, we also remain highly focused on driving sequential growth, particularly in the U.S. Our efforts to strengthen sequential WAU growth can be broken down into engagement initiatives to drive neighbors from occasional to weekly and to daily users, and top of funnel initiatives to bring new neighbors to Nextdoor.

In Q2, we prioritized engagement, and we know our strategy works. Despite the slower sequential WAU growth in Q2, we did see durable engagement from our most active neighbors, who continued to return to the platform multiple times a week. In fact, our most consistently engaged neighbors grew by over 50% year-over-year. And global sessions growth accelerated 10 points quarter-over-quarter, helping to create more of the valuable supply of impressions sought by advertisers.

We will continue to prompt contributions, participation, and connections to deliver value for our existing neighbors while also introducing more top of funnel initiatives to grow the total neighbor base. New and upcoming top of funnel efforts include expanding Connections to invite people who are not yet on Nextdoor, syndicating our unique local content through partnerships, and elevating business recommendations in SEO for local queries.

______________________________
5 An Active Valued Community is a neighborhood hub for trusted connections to exchange helpful information, goods, and services.

Advertiser Value Proposition
Strength from mid-market customers
Advertisers come to Nextdoor from across the full spectrum of sizes and objectives. In Q2, we saw particular strength from mid-market advertisers. This growing group of advertisers generally spends more than SMBs, who are entirely self-serve, but less than global or national brands, who are fully or co-managed.

In 1H 2022, we expanded our mid-market sales team to build relationships with mid-market customers and support them throughout their stages of spending on Nextdoor. This resulted in decreased customer churn. We also saw higher revenue per customer because of our focus on improving existing advertiser performance. In addition, we brought new customers to Nextdoor, with mid-market driving much of the year-over-year growth to over 1,000 enterprise and mid-market customers on the platform.

Enhancing advertiser performance and measurement capabilities
We continue to prioritize driving strong return on investment (ROI) for advertising dollars spent on the platform. This is particularly important in an uncertain macroeconomic environment, when advertisers are increasingly focused on ROI.

One of the ways we measure and attribute performance is through our partnerships with third-party providers such as Foursquare. In May 2022, Foursquare published statistics that illustrate the strong ROI Nextdoor generates for advertisers across verticals. Through the first quarter of 2022, Nextdoor’s median cost per store visit was 25% lower than Foursquare’s benchmark. This performance was especially strong in the retail and telecommunications verticals, with cost per store visit significantly outperforming at 67% below Foursquare’s benchmark.

We also partner with Oracle Moat Analytics (Oracle Moat) to provide advertisers with performance metrics such as ad quality, viewability, and brand safety. According to Oracle Moat, Nextdoor outperforms the market average performance across several metrics[6]. For example, on viewability, Nextdoor performed 24% above Oracle Moat’s industry benchmark[7]. On invalid traffic — a measure that provides transparency into true ad impact — Nextdoor outperformed Oracle Moat’s benchmark by 62%[8]. A lower average invalid traffic rate than peers demonstrates that Nextdoor minimizes advertiser vulnerability to fraud and maximizes impact on real neighbors.

Made Renovation is a customer in the home improvement vertical that has benefited from our first-party data as well as our high intent audience — 53% of neighbors are interested in DIY and home improvement9. Specifically, Made Renovation utilized Nextdoor’s home services and home improvement conversion models to increase leads for their services. Made Renovation was able to customize its posts by localizing neighborhood name and messaging.

______________________________
6 Data is for Q1 2022.
7 Viewability (in-view %) is defined as the percentage of impressions for which at least 50% of an ad was in-view for at least one continuous second. Data is based on mobile in-app viewability.
8 Invalid traffic is defined as the percentage of unfiltered impressions that were determined to be delivered to an invalid endpoint. Data is based on mobile in-app invalid traffic.
9 Source: GWI USA data from Q1 2021–Q4 2021.

As a result, Nextdoor was able to deliver a cost per qualified lead 63% below Made Renovation’s goals, and lower cost per qualified lead and home visit compared to other paid channels.

Nextdoor helps brands convert more neighbors into customers, reach real neighbors based on their interests and location, and engage neighbors when and where it matters most.

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Momentum across verticals and objectives
Q2 revenue growth came from a range of verticals, with durability in areas such as home services and technology & telco, as well as in emerging verticals such as travel. The financial services vertical continues to be adversely impacted by the higher interest rate environment. Since last quarter, we have also seen a slowdown in spend from the real estate, retail, and Quick Serve Restaurants (QSR) verticals, a reflection of rising macroeconomic uncertainty, inflation, and labor shortages.

As we look ahead to the next 6 to 12 months, we believe this uncertainty is likely to continue impacting advertisers and are expecting to see some tightening of budgets. That said, we believe that the progress we have made in diversifying our advertiser base and campaign objectives will serve us well.

Regarding customer objectives, we continue to generate results from direct response at the bottom of the funnel to brand awareness at the top, differentiating us and highlighting the strength of our business model even in the current environment.

RéVive, a luxury skincare brand, is a customer that saw strong returns in 1H 2022 on direct response and awareness campaign objectives.

For direct response, RéVive leveraged Nextdoor’s first-party data to drive incremental store visits to nearby locations where RéVive is carried, particularly in the Tri-State neighborhoods where they either have strong sales with current customers or were looking to cultivate new customers.

At the top of the funnel, Nextdoor successfully drove awareness for RéVive. 97% of the neighbors who engaged with RéVive’s multi-pronged campaign were new to the brand. Per Oracle Moat analytics, in-app viewability was 34% above the industry benchmark, indicating that RéVive’s ads were highly visible on Nextdoor.

Nextdoor Ad Platform Development
Our work to enhance the front end and back end of Nextdoor’s advertising platform, Nextdoor Ads, is an important step to provide more value to small businesses and brands.

We are increasing the ways in which our customers can leverage our proprietary self-serve advertising platform to manage their campaigns. In Q2, we expanded our advertising platform to all U.S. SMB customers with a claimed business page. This expansion is important for SMBs because it broadens their access to ad formats and inventory, provides more visual options and calls to action, and gives them access to a comprehensive dashboard so they can track metrics and performance of their ad campaigns on Nextdoor.

Unlocking Nextdoor’s advertising platform is critical to better serving SMB customers’ marketing needs and further expanding into the local advertising opportunity, which we believe we are well positioned to win. We are excited to have transitioned SMBs to our new campaign management experience, though we anticipate that customers will take a few quarters to fully gain familiarity with the platform, and this may result in near-term revenue variability. Over the coming quarters, we will continue to learn from our customers and look to improve the platform’s performance, targeting, and tracking capabilities.

Our proprietary ad server remains an area of expansion and powers a number of our advertising solutions. We are continuing to build our machine learning engine, which will improve ad relevance and is integral to delivering high quality ad experiences for neighbors and unlocking performance for advertisers. More specifically, we will be able to use more of our first-party data, including neighbor posts and interactions on the newsfeed, in the Discover tab, and through For Sale & Free, to increase reach with the most relevant audience segments.

Active Valued Community
Our strategy to enable neighbors and organizations to build Active Valued Communities remains unchanged. Today, our purpose to cultivate a kinder world where everyone has a neighborhood to rely on couldn’t be more important. We help neighbors feel more connected to one another and their neighborhoods. In fact, over 70% of neighbors say their top needs center around feeling safe and proud of where they live, along with connecting with others and giving back to their communities10.

Our total addressable market is large and under-penetrated. Today, we have over 75 million Verified Neighbors, and this is just scratching the surface of our long-term opportunity11.

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10 Based on a survey of existing neighbors and prospective neighbors from 2H 2021.
11 Verified Neighbors are individuals who have joined Nextdoor and completed the verification process for their account. This definition has been updated due to product changes. Data is as of Nextdoor’s Q2 2022 earnings date: 8/09/22.

Deepening engagement through platform investments
In May, we launched our new navigation bar and Discover surface globally. We believe a fundamental tenet in creating neighbor value is providing simple, intuitive experiences that empower neighbors to discover and contribute to their neighborhoods. To that end, the new navigation bar simplifies the user experience and highlights the highest value surfaces on the platform. In fact, the simplified interface, along with more contextually placed prompts to add a business page, has led to a 24% quarter-over-quarter increase in the number of business page claims originating on the platform. We ended Q2 with 3.4M total page claims. The new navigation bar also makes the posting feature front and center to the Nextdoor experience and has led to higher net posting activity than before the change. Posting drives conversations and content, which ultimately lead to greater engagement.

A key feature of the updated navigation bar is the new Discover surface, which enables neighbors to find groups, neighbors, and businesses nearby. Today, Discover delivers location based recommendations in a list based experience. Over time, Discover will evolve to be a personalized map based surface that enables neighbors to see the most relevant businesses, neighbors, events, and other content for any neighborhood. This will be an important step in allowing neighbors to explore neighborhoods all over the world, as Discover becomes a destination for interacting with every local community.

Connecting the neighborhood ecosystem
Connections is a key part of our Active Valued Community framework. When neighbors see content from people they know, they are more engaged and more likely to post or contribute. Nextdoor neighbors have formed millions of connections since launch: almost 20% of daily active users now have at least one connection12. We are also starting to see that Connections have a meaningful impact on contributions on Nextdoor. More contributions lead to a more vibrant ecosystem. And as more neighbors derive this value from Connections, they are likely to invite guests to join the platform and continue to connect with more neighbors, driving the flywheel over time.

We are working to enhance the value of Connections by nudging neighbors to sync contacts at the right moments, such as new neighbor onboarding or after making a connection. This enables neighbors to connect with more of the people they want to hear from and it also enables us to provide more relevant suggestions for neighbors you may know or guests to invite. We increased daily contact syncs by 90% in Q2; this will support further new neighbor growth in 2H 2022.

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12 Based on on-platform data as of 6/30/22.

Fostering kindness
In Q2, we launched a suite of features to further our work of fostering neighborhood vitality and promoting kind conversations. This is important because we know quality conversations, rather than quantity at any cost, drive the health of the platform, and ultimately long-term engagement and retention.

To cultivate vibrant, neighborly interactions, we released a newsfeed ranking feature that uses machine learning to highlight positive content. This has resulted in a 30% reduction in reported views of harmful or hurtful posts relative to before the feature was launched13.

To increase transparency and cultivate a kinder world online and offline, we launched two features in Q2. The first is the Constructive Conversations Reminder, which uses predictive technology and builds on existing tools such as the Kindness Reminder, to add moments of friction within the platform. This helps slow people down, mitigate implicit bias, and ultimately foster more productive conversations. When a comment thread shows certain indications of becoming contentious, a reminder will pop up before a neighbor writes a comment with tips on how to set the tone for a more empathetic discussion.

The second is the hidden content notifications and appeals feature, designed to help authors understand why their posts were hidden and give them the opportunity to edit or request another review. This helps neighbors better adhere to our community norms and guidelines and provides a more positive posting experience by increasing the transparency of the review process. Since the launch, there has been a 17 point increase in the number of neighbors who say they understand why their content was removed14. We believe neighbors will be more likely to post and engage on Nextdoor when they believe the moderation process is objective and fair.

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13 Harmful is defined as content that neighbors consider fraudulent, unsafe, or unwelcoming, including misinformation and discrimination. Hurtful is defined as content that neighbors consider uncivil, including personal attacks. Data as of 6/10/22 relative to a control group.
14 Data based on a survey of neighbors from 5/10/22–5/23/22.

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Building for growth
Q2 was another solid quarter for growth and engagement in our international markets. International WAU grew 51% year-over-year, with newer markets such as Canada and those in Europe delivering relatively greater growth. International engagement remains strong with over 50% of Verified Neighbors returning weekly and over 50% of weekly neighbors returning daily.
The UK is the market where we have the greatest number of neighbors outside the U.S. In Q2, we reached a new milestone: we are now in 1 in 4 households in the UK and nearly 1 in 3 in London15. In June 2022, we partnered with the Eden Project as part of the celebrations for the Queen’s Platinum Jubilee weekend in the UK. Through this partnership, Nextdoor helped bring more than 15 million neighbors together and expand reach and awareness across the country.

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15 Data is as of 6/30/22.

Increasing advertiser diversity internationally is key to stable, long-term revenue growth. We are making progress here. The number of net advertisers in our international markets grew almost 50% year-over-year in Q2, reflecting the interest we are receiving from local advertisers, many of whom start off with test budgets that grow over time.

Coram Beanstalk, a UK-based mid-market charity, was one new advertiser we worked with in 1H 2022. The company wanted to drive sign ups of local volunteers, specifically in neighborhoods where volunteer uptake was low. “We were kept updated weekly as to which newsfeed was receiving the best engagement, allowing us to respond accordingly,” said Kerry Beale, Coram Beanstalk’s Project Implementation Manager. As a result of local targeting and dynamic campaign updates, the advertiser was able to drive new volunteer signups. Almost half the volunteers who applied during the campaign duration quoted Nextdoor as their source of awareness.

Q2 2022 Financial Discussion

Revenue
Q2 revenue was $55M, an increase of 19% year-over-year, reflecting continued engagement among neighbors, more impressions served, and sustained strength from mid-market advertisers. Global ARPU declined 6% year-over-year to $1.48, reflecting stronger year-over-year WAU growth relative to revenue growth.
We saw demand from customers of all sizes and in all stages of the advertising funnel, and greater than 60% of managed advertiser spend in Q2 was geared toward conversion-focused campaigns.

Operating expenses
In Q2, operating expenses were $93M, an increase of 38% year-over-year. The growth in operating expenses was primarily driven by increased headcount and personnel costs and general and administrative expenses required to operate as a public company. In 1H 2022, we grew headcount 27% year-over-year, setting us up well to execute on our 2H 2022 and 2023 product roadmap. We continue to invest for long-term growth, with a focus on product development.
Cost of revenue was $10M, up 54% year-over-year. In Q2, cost of revenue represented 19% of revenue, an increase of 5 percentage points from the year-ago period, primarily driven by third-party hosting costs.

Research and development expenses were $33M, or 60% of revenue, up 40% year-over-year. The growth was driven primarily by increased headcount and personnel costs related to our engineering, data science, and product management teams.
Sales and marketing expenses were $33M, or 60% of revenue, up 24% year-over-year. The increase was primarily attributable to headcount growth as well as increased paid marketing spend to attract new neighbors and businesses in the U.S. and internationally.
General and administrative expenses were $17M, or 32% of revenue, up 58% year-over-year. The increase was driven by headcount growth and professional fees related to operating as a public company.
Total non-GAAP operating expenses were $74M, or 135% of revenue, up 30% year-over-year[16].

______________________________
16 A reconciliation of non-GAAP metrics used in this letter to their most comparable GAAP measures is provided at the end of this letter.

Earnings
Net loss was $37M in Q2 representing a (68%) margin, compared to a (47%) margin in the year-ago period. The increased net loss is attributable in part to relatively elevated year-over-year growth in stock-based compensation expense, which reflects both headcount growth and timing of new grants. We expect year-over-year growth in stock-based compensation expense to slow significantly in the second half of 2022.
Q2 adjusted EBITDA loss was $20M representing a (37%) margin, compared to $11M and a (25%) margin in the year-ago period. This margin reflects the accelerated hiring efforts during 1H 2022 that will allow us to realize the benefits of the expanded team within the year.

Balance sheet and cash flows
In Q2, we ended the period with $666M in cash and cash equivalents and marketable securities. Cash used in operations for the six months ended June 30, 2022 was $28M compared to $26M in the year-ago period.
In June 2022, our Board of Directors authorized and approved a share repurchase program to repurchase up to $100M of our Class A common stock. During Q2, we repurchased and retired approximately 3 million shares of Class A common stock for a total of $10.5M.
In June 2022, we entered into a commercial credit agreement with Opportunity Finance Network (OFN) to lend up to $15M over the course of two years. OFN is a national network of community development financial institutions and will use the loan proceeds to make low-cost, fixed-rate loans to fund small businesses, housing, and other eligible community projects that are well-aligned with our purpose.

Outlook
In 2H 2022, our focus remains on growing our base of neighbors and organizations, increasing engagement on the platform, and delivering strong revenue performance to support our reinvestment into the business for long-term growth.

Taking into account the macroeconomic conditions and our current business trends, we are revising our outlook for FY 202217.

Q3 2022 Outlook
•Revenue is expected to be between $53M–$55M.
•Adjusted EBITDA loss is expected to be between $20M–$19M.

FY 2022 Outlook
•Revenue is expected to be between $220M–$225M.
•Adjusted EBITDA margin is expected to be (28%).

We have not reconciled our adjusted EBITDA and adjusted EBITDA margin outlook to GAAP net loss or GAAP net loss margin because certain items that impact GAAP net loss and net loss margin are uncertain or out of our control and cannot be reasonably predicted. In particular, stock-based compensation expense is impacted by the future fair market value of our common stock and other factors, all of which are difficult to predict, subject to frequent change, or not within our control. The actual amount of these expenses during 2022 will have a significant impact on our future GAAP financial results. Accordingly, a reconciliation of adjusted EBITDA outlook to net loss and adjusted EBITDA margin to GAAP net loss margin is not available without unreasonable efforts.

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17 Prior guidance as of Nextdoor’s Q1 2022 earnings release on May 10, 2022.

Q2 Conference Call and Webcast

We will host a Q&A webcast at 2:00 pm PT/5:00 pm ET today, August 9, 2022, to discuss these results and outlook. An audio webcast archive will be available following the live webcast for approximately one year on Nextdoor’s Investor Relations website at www.investors.nextdoor.com. Thank you for your support in building stronger neighborhoods across the globe and for being active neighbors in your neighborhood. We look forward to your questions and comments this afternoon.

We use our Investor Relations website (investors.nextdoor.com), our Twitter handle (twitter.com/Nextdoor), our LinkedIn Home Page (linkedin.com/company/nextdoor-com), and Sarah Friar’s LinkedIn posts (linkedin.com/in/sarah-friar-922b044) as a means of disseminating or providing notification of, among other things, news or announcements regarding our business or financial performance, investor events, press releases, and earnings releases and as a means of disclosing material nonpublic information and for complying with our disclosure obligations under Regulation FD. The content of our websites and information that we may post on or provide to online and social media channels, including those mentioned above, and information that can be accessed through our websites or these online and social media channels are not incorporated by reference into this press release or in any report or document we file with the SEC, and any references to our websites or these online and social media channels are intended to be inactive textual references only.

Safe Harbor Statement
This shareholder letter includes forward-looking statements, which are statements other than statements of historical facts and statements in the future tense. These statements include, but are not limited to, statements regarding our future performance and our market opportunity, including expected financial results for the third quarter of 2022 and full year 2022, trends and expectations regarding our business and operating results, our business strategy and plans, and our objectives and future operations, including our expansion into new markets.
Forward-looking statements are based upon various estimates and assumptions, as well as information known to us as of the date of this shareholder letter, and are subject to risks and uncertainties. Accordingly, actual results could differ materially due to a variety of factors, including: our ability to scale our business and monetization efforts; our ability to expand business operations abroad; our limited operating history; risks associated with managing our growth; our ability to achieve and maintain profitability in the future; the effects of the highly competitive market in which we operate; the impact of the ongoing COVID-19 pandemic on our business; our ability to attract new and retain existing customers and users, or renew and expand our relationships with them; our ability to anticipate and satisfy customer preferences; market acceptance of our platform; our ability to successfully develop and timely introduce new products and services; our ability to achieve our objectives of strategic and operational initiatives; cybersecurity risks to our various systems and software; the impact of privacy and data security laws; and other general market, political, economic, and business conditions, including those related to the continuing impact of the ongoing COVID-19 pandemic.
Additional risks and uncertainties that could affect our financial results and business are more fully described in our Quarterly Report on Form 10-Q for the period ended March 31, 2022 filed with the SEC on May 10, 2022, our Quarterly Report on Form 10-Q for the period ended June 30, 2022, expected to be filed on or about August 9, 2022, and our other SEC filings, which are available on the Investor Relations page of our website at www.investors.nextdoor.com and on the SEC’s website at www.sec.gov.
All forward-looking statements contained herein are based on information available to us as of the date hereof and you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. We undertake no obligation to update any of these forward-looking statements for any reason after the date of this shareholder letter or to conform these statements to actual results or revised expectations, except as required by law. Undue reliance should not be placed on the forward-looking statements in this shareholder letter.

Condensed Consolidated
Balance Sheets
in thousands, except per share data (unaudited)

	June 30,	December 31
	2022	2021

Assets
Current assets:
Cash and cash equivalents	$40,186	$521,812
Marketable securities	626,102	193,999
Accounts receivable, net of allowance of $374 and $425 as of June 30, 2022 and December 31, 2021, respectively	26,163	29,673
Prepaid expenses and other current assets	27,229	16,259
Total current assets	719,680	761,743
Property and equipment, net	12,037	12,545
Operating lease right-of-use assets	56,028	59,422
Intangible assets, net	3,941	4,835
Goodwill	1,211	1,211
Other assets	267	330
Total assets	$793,164	$840,086

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,267	$6,163
Operating lease liabilities, current	7,443	7,131
Liability for unvested restricted stock	1,906	4,765
Accrued expenses and other current liabilities	19,255	15,444
Total current liabilities	33,871	33,503
Operating lease liabilities, non-current	57,835	61,598
Total liabilities	91,706	95,101

Stockholders’ equity:
Class A common stock, $0.0001 par value; 2,500,000 shares authorized, 154,979 and 78,954 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	16	8
Class B common stock, $0.0001 par value; 500,000 shares authorized, 230,699 and 304,701 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	23	30
Additional paid-in capital	1,255,034	1,225,815
Accumulated other comprehensive loss	(3,485)	(529)
Accumulated deficit	(550,130)	(480,339)
Total stockholders’ equity	701,458	744,985

Total liabilities and stockholders’ equity	$793,164	$840,086

Condensed Consolidated Statements of Operations
in thousands, except per share data (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Revenue	$54,541	$45,778	$105,541	$80,165
Costs and expenses:
Cost of revenue	10,187	6,600	19,242	12,937
Research and development	32,699	23,331	61,659	44,151
Sales and marketing	32,627	26,356	63,688	49,250
General and administrative	17,283	10,959	32,433	20,288
Total costs and expenses	92,796	67,246	177,022	126,626
Loss from operations	(38,255)	(21,468)	(71,481)	(46,461)
Interest income	2,153	25	2,644	65
Other income (expense), net	(708)	(26)	(893)	(174)
Loss before income taxes	(36,810)	(21,469)	(69,730)	(46,570)
Provision for income taxes	33	30	61	69
Net loss	$(36,843)	$(21,499)	$(69,791)	$(46,639)

Net loss per share attributable to Class A and Class B common stockholders, basic and diluted	$(0.10)	$(0.21)	$(0.18)	$(0.46)
Weighted average shares used in computing net loss per share attributable to Class A and Class B common stockholders, basic and diluted	385,127	103,133	383,512	100,517

Condensed Consolidated Statements of Cash Flows
in thousands (unaudited)

	Six Months Ended June 30,
	2022	2021

Cash flows from operating activities:
Net loss	$(69,791)	$(46,639)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,704	2,155
Stock-based compensation	29,688	16,379
Bad debt expense	(159)	(6)
Other	(1,254)	156
Changes in operating assets and liabilities:
Accounts receivable, net	3,669	(83)
Prepaid expenses and other current assets	3,537	(1,359)
Operating lease right-of-use assets	3,394	3,289
Other assets	63	522
Accounts payable	(846)	893
Operating lease liabilities	(3,451)	(2,468)
Accrued expenses and other current liabilities	4,325	1,568
Net cash used in operating activities	(28,121)	(25,593)
Cash flows from investing activities:
Purchases of property and equipment	(1,303)	(6,348)
Purchases of marketable securities	(482,681)	(14,632)
Sales of marketable securities	1,736	—
Maturities of marketable securities	46,648	33,845
Net cash provided by (used in) investing activities	(435,600)	12,865
Cash flows from financing activities:
Proceeds from exercise of stock options, net of repurchases	7,612	7,906
Payment of transaction costs related to the Reverse Recapitalization	(314)	(449)
Tax withholdings on release of restricted stock units	(695)	—
Repurchase of common stock	(10,493)	—
Prepayment under share repurchase program	(14,507)	—
Net cash provided by (used in) financing activities	(18,397)	7,457
Effect of exchange rate changes on cash and cash equivalents	492	104
Net decrease in cash and cash equivalents	(481,626)	(5,167)
Cash and cash equivalents at beginning of period	521,812	84,743
Cash and cash equivalents at end of period	$40,186	$79,576

Non-GAAP Financial Measures
To supplement our condensed consolidated financial statements, which are prepared in accordance with GAAP, we present non-GAAP cost of revenue, non-GAAP research and development, non-GAAP sales and marketing, non-GAAP general and administrative, adjusted EBITDA and adjusted EBITDA Margin in this shareholder letter. Our use of non-GAAP financial measures has limitations as an analytical tool, and these measures should not be considered in isolation or as a substitute for analysis of financial results as reported under GAAP.
We use these non-GAAP financial measures in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including in the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance. These measures provide consistency and comparability with past financial performance, facilitate period-to-period comparisons of core operating results, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. In addition, adjusted EBITDA is widely used by investors and securities analysts to measure a company's operating performance. We exclude the following items from one or more of our non-GAAP financial measures: stock-based compensation expense (non-cash expense calculated by companies using a variety of valuation methodologies and subjective assumptions), depreciation and amortization (non-cash expense), interest income, provision for income taxes, and, if applicable, acquisition-related costs.
Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, (1) stock-based compensation expense has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy, (2) although depreciation and amortization expense are non-cash charges, the assets subject to depreciation and amortization may have to be replaced in the future, and our non-GAAP measures do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements, and (3) adjusted EBITDA does not reflect: (a) changes in, or cash requirements for, our working capital needs; (b) interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us; or (c) tax payments that may represent a reduction in cash available to us. The non-GAAP measures we use may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from these non-GAAP financial measures. A reconciliation of these non-GAAP measures has been provided below:

Non-GAAP Financial Measures
in thousands (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Net loss	$(36,843)	$(21,499)	$(69,791)	$(46,639)
% Margin	(68%)	(47%)	(66%)	(58%)
Depreciation and amortization	$1,374	$1,072	$2,704	$2,155
Stock-based compensation	17,544	9,167	29,688	16,379
Interest income	(2,153)	(25)	(2,644)	(65)
Provision for income taxes	33	30	61	69
Adjusted EBITDA	$(20,045)	$(11,255)	$(39,982)	$(28,101)
% Margin	(37%)	(25%)	(38%)	(35%)
Cost of Revenue Reconciliation:
Cost of Revenue, GAAP	$10,187	$6,600	$19,242	$12,937
Stock-based compensation	(494)	(334)	(949)	(598)
Cost of Revenue, Non-GAAP	$9,693	$6,266	$18,293	$12,339
% of revenue, GAAP	19%	14%	18%	16%
% of revenue, Non-GAAP	18%	14%	17%	15%
Research and Development Reconciliation:
Research and Development, GAAP	$32,699	$23,331	$61,659	$44,151
Stock-based compensation	(9,874)	(4,880)	(16,509)	(8,274)
Depreciation and amortization	(471)	(263)	(937)	(523)
Research and Development, Non-GAAP	$22,354	$18,188	$44,213	$35,354
% of revenue, GAAP	60%	51%	58%	55%
% of revenue, Non-GAAP	41%	40%	42%	44%
Sales and Marketing Reconciliation:
Sales and Marketing, GAAP	$32,627	$26,356	$63,688	$49,250
Stock-based compensation	(3,000)	(1,473)	(4,996)	(2,750)
Depreciation and amortization	(733)	(731)	(1,449)	(1,479)
Sales and Marketing, Non-GAAP	$28,894	$24,152	$57,243	$45,021
% of revenue, GAAP	60%	58%	60%	61%
% of revenue, Non-GAAP	53%	53%	54%	56%
General and Administrative Reconciliation:
General and Administrative, GAAP	$17,283	$10,959	$32,433	$20,288
Stock-based compensation	(4,176)	(2,480)	(7,234)	(4,757)
Depreciation and amortization	(170)	(78)	(318)	(153)
General and Administrative, Non-GAAP	$12,937	$8,401	$24,881	$15,378
% of revenue, GAAP	32%	24%	31%	25%
% of revenue, Non-GAAP	24%	18%	24%	19%
Total Operating Expenses Reconciliation:
Operating Expenses, GAAP	$92,796	$67,246	$177,022	$126,626
Stock-based compensation	(17,544)	(9,167)	(29,688)	(16,379)
Depreciation and amortization	(1,374)	(1,072)	(2,704)	(2,155)
Total Operating Expenses, Non-GAAP	$73,878	$57,007	$144,630	$108,092
% of revenue, GAAP	170%	147%	168%	158%
% of revenue, Non-GAAP	135%	125%	137%	135%